CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our reports dated February 12, 2007, appearing in the Annual Report on Form 10-K of Morgan Stanley for the fiscal year ended November 30, 2006, relating to the consolidated financial statements and financial statement schedule of Morgan Stanley and management’s report on the effectiveness of internal control over financial reporting (which reports on the consolidated financial statements and financial statement schedule each expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption, in fiscal 2005, of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” and the change in accounting policy for recognition of equity awards granted to retirement-eligible employees and relating to, in fiscal 2006, an explanatory paragraph regarding the application of Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statement”), in the Prospectus Supplement of MS Structured TILES Series 2006-1 for the offering of Treasury Index LinkEd Securities (TILESSM) Series 2006-1 due February 15, 2034 (which Prospectus Supplement forms part of Registration Statement No. 333-101155 of MS Structured Asset Corp. on Form S-3 in relation to the TILES Series 2006-1 securities).

/s/ Deloitte & Touche LLP

New York, New York

February 12, 2007